UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2012

Forest City Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		216-621-6060

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

      On February 2, 2012, Forest City Enterprises, Inc. (the “Company”) issued a press release which included a schedule with financial measures the Company believes will assist investors in determining the “net asset value” of the Company. In the schedule attached to the press release, the Company utilized financial measures as of October 31, 2011 to illustrate the various components of “net asset value.”

      The press release is furnished hereto as Exhibit 99.1. The information in this Current Report on Form 8-K under this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.06	Material Impairments.

      On January 31, 2012, the Board of Directors of the Company (the “Board”) approved a strategic decision of the Company’s senior management to reposition portions of the Company’s investment in its land business (the “Land Business”). The Company is actively reviewing strategic alternatives to divest of portions of the Land Business. The Land Business buys and sells raw land, develops subdivisions and sells lots to homebuilders. The primary regions with active projects in the Land Business include the Southwest, Texas, the Carolinas and Ohio.

      Generally Accepted Accounting Principles requires long-lived assets to be disposed of by sale to be measured at the lower of carrying amount or fair value less cost to sell. The Company has approximately 35 active Land Business projects and has not yet completed a full analysis of the divestiture options for each project. However, as a result of the decision, the Company expects to recognize an impairment charge on its Land Business inventory of approximately $150 million to $165 million, pre-tax, in the quarter ended January 31, 2012, including an estimated $6 million to $8 million of future cash expenditures for selling related costs.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K, together with other statements and information publicly disseminated by us, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect management’s current views with respect to financial results related to future events and are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. Risk factors discussed in Item 1A of our Form 10-K for the year ended January 31, 2011 and other factors that might cause differences, some of which could be material, include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on the ownership, development and management of our real estate portfolio, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of our publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in our reports filed with the Securities and Exchange Commission. We have no obligation to revise or update any forward-looking statements, other than imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 8.01 OTHER EVENTS.

     On January 31, 2012, the Board, upon the recommendation of the Company’s Corporate Governance and Nominating Committee, approved a reduction to the size of the Board from fifteen (15) authorized members to thirteen (13) authorized members, effective with the 2012 annual meeting of shareholders. In connection with the reduction to the size of the Board, two current directors, James A. Ratner and Joan K. Shafran, will serve the remainder of their terms on the Board and will not be re-nominated for election at the annual meeting of shareholders. A copy of a press release announcing the reduction to the size of the Board is filed hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release of Forest City Enterprises, Inc., dated February 2, 2012 announcing strategic actions and enhanced disclosure.

Exhibit 99.2	Press Release of Forest City Enterprises, Inc., dated February 2, 2012, announcing governance actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST CITY ENTERPRISES, INC.

By:	/s/ ROBERT G. O’BRIEN
Name:	Robert G. O’Brien
Title:	Executive Vice President and Chief Financial Officer

Date: February 2, 2012

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release of Forest City Enterprises, Inc., dated February 2, 2012 announcing strategic actions and enhanced disclosure.

Exhibit 99.2	Press Release of Forest City Enterprises, Inc., dated February 2, 2012, announcing governance actions.